Exhibit 99.1

Select Medical Corporation
Announces Quarterly Cash Dividend

     MECHANICSBURG, PENNSYLVANIA — - November 25, 2003 — - Select Medical Corporation (NYSE: SEM) today announced that its Board of Directors has declared an initial quarterly cash dividend of $0.06 per share. The dividend will be payable on or about December 29, 2003 to Select stockholders of record as of the close of business on December 5, 2003. This is the first dividend declared by Select since the Company’s stock began trading publicly in April 2001.

     On November 13, 2003, Select announced that its Board of Directors approved a 2-for-1 split of its common stock. The stock split is being effected in the form of a 100% stock dividend that is payable on or about December 22, 2003 to stockholders of record as of the close of business on December 5, 2003. After giving effect to the stock split described above, Select’s quarterly cash dividend will amount to $0.03 per share.

     “The initiation of a quarterly dividend reflects our strong earnings performance and the expectation of continued strong cash generation in the future,” said Robert A. Ortenzio, Select Medical Corporation’s President and Chief Executive Officer. He further commented, “We anticipate having sufficient cash flow to continue to internally fund our development initiatives. We also expect to have ample cash and credit facility borrowing capacity to undertake strategic acquisitions from time to time.”

     Select Medical Corporation is a leading operator of specialty hospitals in the United States. Select operates 78 long-term acute care hospitals in 24 states. Select operates four acute medical rehabilitation hospitals in New Jersey. Select is also a leading operator of outpatient rehabilitation clinics in the United States and Canada, with approximately 814 locations. Select also provides medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. Information about Select is available at http://www.selectmedicalcorp.com.

     Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by Select with the Securities and Exchange Commission.

Many of the factors that will determine Select’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. Select undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor inquiries:

Joel Veit, 717/972-1101
mailto:ir@selectmedicalcorp.com